EXHIBIT 10.56
IDM
Immuno-Designed Molecules
172, rue de Charonne 75011 Paris France Tel: +33 (0)1 40 09 04 11 Fax: +33 (0)1 40 09 04 25

Employment Contract
BETWEEN
The IDM S.A. Company (Immuno-Designed Molecules) with a capital of 2,194,500 F, SIRET 382 632 26300036, with its headquarters at 172, rue de Charonne, 75011 Paris,
Represented by Mr. Yves FOURON, its Chief Executive Officer and Chairman of the Board,
ON THE ONE HAND,
AND
Mr. Hervé DUCHESNE DE LAMOTTE, born on April 21, 1956, residing at 17, Place des Vosges, 75004 Paris,
ON THE OTHER HAND,
The present unlimited term contract has been concluded.
ARTICLE 1
Mr. Hervé DUCHESNE DE LAMOTTE shall be hired on the date of April 1, 1998 as Financial Director.
Mr. Hervé DUCHESNE DE LAMOTTE’s work shall be performed mainly in Paris at the IDM headquarters and shall include business trips in France and Abroad. Mr. Hervé DUCHESNE DE LAMOTTE shall report directly to the General Directorate, with whom objectives and assignments shall be regularly defined and dated.
ARTICLE 2
The present contract shall become firm and final only at the end of a probation period of two months during which, pursuant to Article L. 122-4 of the Labor Code, each of the parties may terminate the contract at any time, without penalty of any kind.
Any suspension that might occur during the probation period (illness, leave...) will extend by as much the duration of this period, which must correspond to time actually worked.
ARTICLE 3
After the probation period, the parties may terminate the contract as long as they comply with the required prior notice period of 3 months in the event Mr. Hervé DUCHESNE DE LAMOTTE resigns, or as provided for in Article L.122-6 of the Labor Code, in the event of termination.
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E-mail IDM Headquarters: jlrlidm@imaginet.fr

S.A. with capital of 2 194 500 Frs — Siret 382 632 263 00036 — RCS Paris B 382 632 263 —NAF 731Z
European VAT number: FR-62-382 632263

H. Duchesne de Lamotte / IDM Employment Contract
During the prior notice period, Mr. Hervé DUCHESNE DE LAMOTTE shall be eligible for an authorized absence of two hours per day. The hours of absence, which must be used for the search for new employment, shall be paid and set by mutual consent. By default, they will be taken one day at IDM’s choice, and one day at Mr. Hervé DUCHESNE DE LAMOTTE’s choice. The hours of absence not taken may give rise to compensation payments.
ARTICLE 4
Unless there is fault on the part of Mr. Hervé DUCHESNE DE LAMOTTE, the latter will be eligible, in the event of termination after one year of seniority in the company, for layoff pay calculated pursuant to the Collective Agreement of the French Pharmaceutical Industry No. 3104, to which IDM accedes.
ARTICLE 5
The present contract is a full-time contract. The amount of Mr. Hervé DUCHESNE DE LAMOTTE’s gross annual compensation is set at 560,000 FF (five hundred and sixty thousand francs), paid in 12 monthly installments.
Mr. Hervé DUCHESNE DE LAMOTTE shall be paid each month, net of deductions for employee social welfare, legal, or contractual contributions.
To this base salary shall be added a gross merit bonus all up to 30% of gross salary. 10% will be paid upon hiring, any remaining amount to be paid at the end of the year 1998 based on the achievement of objectives laid out with the General Directorate during the first month of assumption of duties.
Furthermore, this base salary shall be increased by 10% as of the beginning of the year 1999.
The terms and conditions for increases in salary or obtaining subsequent bonuses will be discussed annually with the IDM General Directorate and Board of Directors.
Mr. Hervé DUCHESNE DE LAMOTTE will be eligible for a company vehicle of the “Espace” type, which will be acquired second-hand by IDM. The corresponding benefit in kind amount shall be assessed each year based on the utilization and will be added each month to compensation for the calculation of social welfare, legal, or contractual contributions.
ARTICLE 6
Mr. Hervé DUCHESNE DE LAMOTTE will have manager status and will join CRICA, 75893 Paris Cedex 18 for supplementary management pension and to the GAN for “Management” mutual insurance. Mr. Hervé DUCHESNE DE LAMOTTE’s personal co-payments for these organizations shall be deducted from his salary each month.
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H. Duchesne de Lamotte / IDM Employment Contract
ARTICLE 7
Mr. Hervé DUCHESNE DE LAMOTTE shall perform in total 169 hours of work per month. The work schedule may change according to the circumstances and required business trips that may include weekends.
ARTICLE 8
Upon the termination of the present contract, whichever party takes the initiative to terminate and whichever the party to which it may be imputed, and for any reason for termination other than cessation of IDM’s business activity, Mr. Hervé DUCHESNE DE LAMOTTE agrees that for the 12 months following the date on which he will effectively cease his activity in the service of IDM, he will not exercise any activity in a company that is a direct competitor or a supplier company or a subcontracting company.
Any violation of the present prohibition of competition shall entail the payment by Mr. Hervé DUCHESNE DE LAMOTTE of damages and interest, the amount of which shall be set by the Commercial Court of Paris, as shall the amount for the prejudice suffered by IDM.
In the event that the non-compete prohibition should be exercised to delay an engagement contract with a competing company, Mr. Hervé DUCHESNE DE LAMOTTE would receive a monthly payment from IDM equal to 33% of the gross monthly salary paid by IDM.
The competition prohibition may be withdrawn or reduced by IDM at the time of the breach of the present contract. The compensation payment would then be eliminated or limited as a result.
ARTICLE 9
Any invention created by Mr. Hervé DUCHESNE DE LAMOTTE, either in the area of IDM’s business activities, or by using knowledge or techniques or methods specific to IDM or data obtained by IDM, shall be the property of IDM, in accordance with the above-mentioned provisions of Law No. 78-742 of July 13, 1978 and with legislation concerning its application.
All disputes relating to the application of the present article shall be brought before the Court of First Instance for IDM’s headquarters.
ARTICLE 10
During the term of this contract, it is prohibited for Mr. Hervé DUCHESNE DE LAMOTTE:
•	To accept compensation from a third party, in whatever form for whatever reason;

•	To transmit, to lend or to assign to anyone whatsoever, documents, documentation, forms, tables or diagrams, drawings or images, originals or copies, that are the property of IDM without prior authorization from the Chief Executive Officer, or from the Chairman and Chief Executive Officer.
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H. Duchesne de Lamotte / IDM Employment Contract
In the event of his final departure from the company for any reason whatsoever, Mr. Hervé DUCHESNE DE LAMOTTE agrees to return to IDM any document (paper and electronic) relating to the business activity proper to IDM.
He also agrees not to divulge any confidential information relating to IDM of which he might have been aware while carrying out his responsibilities. Any violation of the present prohibition will entail Mr. Hervé DUCHESNE DE LAMOTTE’s paying damages and interest, the amount which shall be set by the Commercial Court of Paris, along with that for the prejudice suffered by IDM.
ARTICLE 11
Mr. Hervé DUCHESNE DE LAMOTTE shall take his vacations (2.5 days per month of work actually performed) after discussion with and approval by the General Directorate.
ARTICLE 12
Mr. Hervé DUCHESNE DE LAMOTTE states that, as of the date on which he is assuming his duties at IDM, he is free of any commitment, both with respect to labor legislation (periods of paid leave, periods of work stoppage under Social Security), and with respect to other employers.

Done in two originals,
In Paris,
March 15, 1998

The parties confirm that they have received their copies. (Signatures preceded by the comment “Read and Approved”)

Read and Approved	Read and Approved

/s/ Yves Fouron	/s/ Herve Duchesne de Lamotte

Yves FOURON	Hervé DUCHESNE DE LAMOTTE
Chairman and Chief Executive Officer

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IDM
Immuno-Designed Molecules
Mr. Hervé Duchesne de Lamotte
9, rue Mérimée
75116 Paris
Paris, September 2, 2002
Hand Delivery
Sir,
The present rider to your employment contract dated March 15, 1998, is intended to define your responsibilities within the scope of your position as “Finance Director, Vice President of Finance.”
It is also intended to apply the collective agreement for the Planning and Reduction of Working Hours to 35 hours, which was signed by the IDM Company on June 23, 2000 and which took effect on July 1, 2000.
Since July 1, 2000, you fall therefore within the said category of “Senior Management” affected by Article L. 212-15-1 of the Labor Code and Article 3.2.1 of the company agreement cited above, and henceforth you are not subject to an employment schedule.
•	Responsibilities
In your capacity of “Financial Director, Vice President of Finance” and member of the Executive Committee, you are responsible for the following assignments in particular:
Advising the General Directorate on financial and legal directions for the Company.
You will therefore oversee:
•	The preparation of corporate accounts and consolidated statements, the compliance and reliability of which you will guarantee;

•	The management of capital and corporate action;

	IDM Paris Headquarters	172 rue de Charonne 75011 Paris FRANCE

web: www.idm-biotech.com	tel fax	+33 (0) 1 40 09 04 11 + 33 (0) 1 40 09 04 25
S.A. with Capital of €1,164,736.90	e-mail	idm@idm-biotech.com
RCS Paris B 382 632 263 NAF 731Z	web	www.idm-biotech.com
VAT No.: FR 62 382 632263

IDM
•	Management of the treasury and of financing, relationships with the bankers for the company

•	Management control: planning, budget and reporting;

•	Studies for industrial and financial investment;

•	Internal controls.
You are also responsible:
•	For the Group’s development and financial strategy and its implementation;

•	Financial communications and relations with shareholders and institutional investors;

•	Legal and fiscal affairs;

•	Management of the Group’s information systems.
You will manage the “Finance, Legal & Information Systems” Department, for which you will be responsible (optimal organization of resources, operating plan, budget and analysis, activity reports, procedures, contracts, etc.) and will lead your team (recruitment, training, supervision).
You will report to the Chief Executive Officer.
•	Work Schedule
Given on the one hand your capacity as management in the sense of the applicable collective agreement, and on the other hand the nature of your responsibilities, you will be subjected to a flat rate assessment of your work schedule.
Indeed, due to the latitude that you will enjoy as to the organization of your work schedule and the nature of your responsibilities, as indicated by the high level of your responsibilities and of your compensation, you are not responsible for the performance of a specific number of work hours.
•	Compensation
In consideration of your services, your gross annual base lump sum compensation is set at one hundred and thirty thousand Euros (130,000 Euros), to be paid over 12 months, as of January 1, 2002.
Consistent with the nature of your responsibilities as “Financial Director, Vice-President of Finance,” the gross annual base compensation cited above encompasses in a lump sum manner the payment for all of your work hours required to accomplish your assignments, and is independent of the time that you will actually devote to performing your work.

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IDM
Consequently, you shall be compensated exclusively for the proper achievement of the assignments entrusted to you and not on the basis of a number of work hours.
The other provisions provided for by your employment contract dated March 15, 1998 or by any later riders remain unchanged.
In the interest of proper form, we would be grateful if you would return to us a copy of the present letter duly dated and signed, preceded by the comment “Read and Approved — Good for Agreement.”

Please accept, Sir, our sincere greetings.

/s/ Bernard Brigonnet	/s/ Herve Duchesne de Lamotte

Bernard Brigonnet	[Handwritten: Read and Approved
Chief Executive Officer	Good for Agreement]

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AMENDMENT TO
THE EMPLOYMENT AGREEMENT OF
HERVÉ DUCHESNE DE LAMOTTE
BY AND BETWEEN THE UNDERSIGNED
IDM, SA (Immuno-Designed Molecules), RCS Paris n°B 382 632 263, with registered office located at 172, rue de Charonne, 75011 Paris, represented by Jean-Loup Romet-Lemonne, President and CEO
Hereinafter the “Company”
and
Mr. Hervé Duchesne de Lamotte, residing at 9, rue Mérimée, 75116 Paris
Hereinafter the “Executive”
Recitals
The Executive entered into an employment agreement with the Company on March 15, 1998. This employment agreement as amended from time to time is hereinafter referred to as the “Agreement”.
The purpose of this amendment to the Agreement is to provide for a contractual indemnity to be paid to the Executive in certain cases of termination of the Agreement, and to provide for an agreement not to participate in Company’s competitors.
This amendment shall be effective as from August 16, 2005.
Contractual Indemnity
Considering the Executive’s responsibilities and the circumstances specific to the Agreement, it is formally agreed that, in the event of a termination of the Agreement, further to the following events:
(d)	Termination of the Agreement at the Executive’s initiative, (i) within 2 months of a proposal from the Company for an unfavorable amendment to his employment agreement, including but not limited to a proposal of relocation of the Executive’s principal place of business outside the region of Paris (i.e. outside the following departments: 75, 78, 92) or (ii) within 2 months of the transfer of the Company’s registered offices outside the following departments: 75, 78, 92, such a transfer being considered as having occurred on the date that such transfer is decided by the competent corporate body and notified to the Executive in writing.

(e)	Termination of the Agreement at the Company’s initiative, for a reason other than gross negligence or willful misconduct (Faute lourde on grave) whether subsequent to a Change of Control of IDM SA or IDM Pharma Inc. ou not. A Change of Control shall have the same definition as provided under Article L. 233-3 of the French commercial code.

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(f)	Termination of the Agreement at the Executive’s initiative under the conditions described under (a) further to a Change of Control of IDM SA or IDM Pharma Inc.
The Executive shall be entitled to be paid :
(iii)	In case (a) above, from the end of his notice period, each month, his monthly gross base salary until the earlier of (x) the date on which the aggregate amount he has received under this paragraph (i) equals to 12 monthly gross base salary or (xx) the date on which the Executive begins full-time employment with or in an entity or endeavor other than the Company.

(iv)	In case (b) and (c) above, at the end of the notice period, the Executive will receive a lump sum payment equals to 12 monthly gross base salary.
In each case (a), (b) and (c) above, the Company will guaranty that the Executive shall continue to benefit from the coverage, or a coverage equivalent to that provided by the Company’s complementary health insurance at present, (Legal and General or its successor) until the earlier of (y) one year after the end of the notice period or (yy) the date on which the Executive begins full-time employment with or in an entity or endeavor other than the Company.
In each case (a), (b) and (c) above, the Executive will have the right to purchase his company car at a price corresponding to the French “argus” price (French second-hand reference price, as published in specialized written press) for the same make/model of car, yet one year older.
Agreement not to Participate in Company’s Competitors. Until the end of the employment agreement, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. An “Affiliate” shall be defined as a subsidiary or a parent company owned or owning the Company by more than 50%. Ownership by the Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market (a “Publicly Traded Company”) shall not constitute a breach of this undertaking.
Executed in Paris in 2 duplicates, on November 21, 2005.

/s/ Jean-Loup Romet-Lemonne	/s/ Hervé Duchesne de Lamotte

Jean-Loup Romet-Lemonne	Hervé Duchesne de Lamotte

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